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                                                                  Exhibit 10.10


                                        May 14, 1998

Robert Russo, President
Network-1 Software & Technology, Inc.
909 Third Avenue, Ninth Floor
New York, New York 10022

Dear Bob:

          This letter shall serve to amend paragraph 3 of our letter agreement, dated January 15, 1997, between Network-1 Software & Technology, Inc. ("Network-1") and CMH Capital Management Corp. ("CMH") (the "CMH January 1997 Letter Agreement"), a copy which is attached hereto, to provide as follows:

          "3. In addition, at any time between the date hereof and January 15, 2001, if Network-1 shall complete a merger or sale of substantially all of its assets (a "Transaction"), then CMH shall be entitled to a cash fee equal to 3% of the Transaction Value. "Transaction Value" shall mean the total proceeds and other consideration paid or received or to be paid or received in connection with a Transaction, including, without limitation: (i) cash; (ii) notes, securities and other property; (iii) liabilities, including all debt, pension liabilities, guarantees and capitalized leases directly or indirectly assumed, acquired, refinanced or extinguished and (iv) payments made in installments. For purposes of computing any fees payable to CMH hereunder, non-cash consideration shall be valued as follows: (x) publicly traded securities shall be valued at the average of their closing prices (as reported in The Wall Street Journal) for the five trading day period immediately preceding the closing of the Transaction and (y) any other non-cash consideration shall be valued at the fair market value thereof as determined in good faith by the Company and CMH."


     You understand that Applewood Associates, L.P. ("Applewood") will be working with CMH to provide financial advisory services to Network-1 including, but not limited to, advice related to strategic business relationships including potential mergers and acquisitions, structuring securities offerings and other financings, assisting in updating Network-1's business plan, and general advice related to Network-1 and its products. CMH agrees to immediately advise Applewood of any contacts with respect to a proposed Transaction, and CMH agrees to work together with Applewood in all respects with respect to a Transaction. CMH further agrees that in the event it is due a fee from Network-1 pursuant to paragraph 3 of the CMH January 1997 Letter Agreement, as amended above, CMH agrees to share a portion of its fee with Applewood as follows: 1/3 of the CMH fee or 1% of the Transaction Value shall be paid to Applewood if Network-1 enters into a definitive agreement with respect to a Transaction within one year from the date hereof and 1/2 of the CMH fee or 1.5% of the Transaction Value if Network-1 enters into a definitive agreement with respect to a Transaction after one (1) year from the date hereof.



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     All other terms and provisions of the January 1997 Letter Agreement shall remain in full force and effect. If the foregoing currently sets forth our agreement, please sign a copy of this letter at the appropriate space provided below.


                                   CMH Capital Management Corp.



                                   By: /s/ Corey Horowitz
                                      ------------------------------
                                        Corey Horowitz, President


Agreed and Accepted:

Network-1 Software & Technology, Inc.

By: /s/ Robert Russo
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     Robert Russo, President


Applewood Associates, L.P.

By: /s/ Irwin Lieber
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